EXHIBIT 99.1

State Auto extends contract of President and CEO Mike LaRocco
COLUMBUS, OHIO - June 9, 2020 - The boards of directors of State Auto Financial Corporation (NASDAQ:STFC) and State Automobile Mutual Insurance Company (State Auto Mutual) today announced the extension of President and CEO Mike LaRocco’s employment agreement for one year, through Dec. 31, 2022. LaRocco’s previous agreement was set to expire on Dec. 31, 2021.
“We appreciate Mike’s willingness to extend his leadership of State Auto,” said State Auto Mutual Chairman Jim Kunk. “Given the considerable amount of uncertainty regarding the global impact of COVID-19, stability and continuity in leadership will be particularly important.”
STFC Lead Director Michael Fiorile added, “Having led the transformation of the company since joining State Auto in 2015, Mike’s continued leadership will help ensure the State Auto team can remain focused on continuing the remarkable progress they’ve made in turning the company around.”
LaRocco joined State Auto in 2015 after leading large national insurance carriers and forming a technology startup. Since 2015, LaRocco has led the transformation of State Auto’s culture, the development of a new strategy, and the rollout of a new technology platform that has accelerated State Auto’s return to profitable growth.
“I’m incredibly proud of the State Auto team, including our independent agency partners, for how they’ve responded in the face of the COVID-19 pandemic,” said LaRocco. “There are challenges ahead of us, as a company and as a society, but we have the strategy and the people required to meet those challenges. As we approach our 100th anniversary in 2021, I’m honored to continue to lead our team through these times and to even greater success.”
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super-regional property and casualty insurance holding company. STFC stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

CONTACTS
Investor contact: Natalie Schoolcraft, Natalie.Schoolcraft@StateAuto.com, 614.917.4341
Media contact: Kyle Anderson, Kyle.Anderson@StateAuto.com, 614.917.5497